SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                        (AMENDMENT NO. . . . . . . . . )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                MEDIMMUNE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     5)   Total fee paid:

          ----------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
                                 -----------------------------------------------

     2)   Form, Schedule or Registration Statement No.:
                                                       -------------------------

     3)   Filing Party:
                       ---------------------------------------------------------

     4)   Date Filed:
                     -----------------------------------------------------------

                         [MEDIMMUNE, INC. LOGO OMITTED]



                                                                               1

                                MEDIMMUNE, INC.



                                                                               9

                                   NOTICE OF

                                 ANNUAL MEETING
                                                                               9
                                   AND PROXY

                                   STATEMENT

                                                                               9

                         [MEDIMMUNE, INC. LOGO OMITTED]


                                MEDIMMUNE, INC.




                                                                 April 16, 1999



Dear MedImmune Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Gaithersburg Marriott, Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878 on May 20, 1999 at 10:00 a.m. Information about the meeting, the nominees for directors and the proposals to be considered is presented in the Notice of Annual Meeting and the Proxy Statement on the following pages.

     In addition to the formal items of business to be brought before the meeting, I will report on our Company's operations during 1998. This will be followed by a question and answer period.

     Your participation in MedImmune's affairs is important, regardless of the number of shares you hold. To ensure your representation, even if you cannot attend the meeting, please sign, date and return the enclosed proxy promptly.

     We look forward to seeing you on May 20th.



                                     Sincerely,

                                     /s/ WAYNE T. HOCKMEYER, PH.D.

                                     WAYNE T. HOCKMEYER, PH.D.
                                     Chairman and Chief Executive Officer



     -----------------------------------------------------------------------
          35 West Watkins Mill Road      Gaithersburg, Maryland 20878
                         301-417-0770 Fax: 301-527-4200

                         [MEDIMMUNE, INC. LOGO OMITTED]


                                MEDIMMUNE, INC.



--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1999
--------------------------------------------------------------------------------

     The Annual Meeting of Stockholders of MedImmune, Inc. will be held at the Gaithersburg Marriott, Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland on May 20, 1999 at 10:00 a.m., for the following purposes:

     1.   To elect nine directors;

     2.   To approve the MedImmune, Inc. 1999 Stock Option Plan;

     3. To approve and ratify the appointment of PricewaterhouseCoopers L.L.P. as independent auditors; and

     4. To transact such other business as properly may come before the meeting and any adjournment thereof.

     Stockholders of record at the close of business on March 31, 1999 are entitled to receive notice of, and to vote at, the Annual Meeting.


                                     By Order of the Board of Directors,

                                     /s/ Carol A. Iorio

                                     Carol A. Iorio
                                     Corporate Secretary



35 West Watkins Mill Road
Gaithersburg, Maryland 20878
April 16, 1999

--------------------------------------------------------------------------------
                                PROXY STATEMENT
--------------------------------------------------------------------------------


                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of MedImmune, Inc. ("MedImmune" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders on May 20, 1999. This Proxy Statement, the accompanying proxy card and Annual Report to Stockholders are being mailed to stockholders on or about April 16, 1999. Business at the Annual Meeting is conducted in accordance with the procedures determined by the presiding officer and is generally limited to matters properly brought before the meeting by or at the suggestion of the Board of Directors or by a stockholder pursuant to provisions requiring advance notice and disclosure of relevant information.

     The number of voting securities of MedImmune outstanding on March 31, 1999, the record date for the meeting, was 55,622,518 shares of common stock, $.01 par value per share, each share being entitled to one vote. Stockholders do not have cumulative voting rights.


VOTING OF PROXIES

     Since many MedImmune stockholders are unable to attend the Company's Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this Proxy Statement. Stockholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, and sign, date and return the card in the enclosed stamped envelope.

     If no choice is specified and the card is properly signed and returned, the shares will be voted by the Proxy Committee as recommended by the Company. A stockholder who signs a proxy may revoke or revise that proxy at any time before the meeting. A previously returned proxy may be canceled by voting by ballot at the meeting. Stockholder proxies are received by American Stock Transfer & Trust Company, the Company's independent proxy processing agent, and the vote is certified by Inspectors of Election.

     MedImmune's Proxy Committee consists of Dr. Wayne T. Hockmeyer, Chairman and Chief Executive Officer, and Mr. David M. Mott, Vice Chairman and Chief Financial Officer. Proxy cards, unless otherwise indicated by the stockholder, also confer upon the Proxy Committee discretionary authority to vote all shares of stock represented by the proxies on any matter which properly may be presented for action at the meeting even if not covered herein. If any of the nominees for director named in Proposal 1 -- Election of Directors should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by the Company in place of such nominee.

     Stockholders of record at the close of business on March 31, 1999, are entitled to receive notice of the meeting and to vote the shares held on that date. The holders of a majority of the issued and outstanding shares of stock of the Company entitled to vote at the meeting must be represented in person or by proxy at the Annual Meeting in order for the meeting to be held. Other than the election of directors, which requires a plurality of the votes of the stockholders represented at the meeting, each matter to be submitted to the stockholders requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. Abstentions have the same effect as a vote against any such matter. Broker non-votes are deemed not entitled to vote and are not counted as votes for or against any such matter.


ATTENDANCE AT ANNUAL MEETING

     To ensure the availability of adequate space for MedImmune stockholders wishing to attend the meeting, priority seating will be given to stockholders of record, beneficial owners of the Company's stock having evidence of such ownership, or their authorized representatives, and invited guests of management. In addition, a stockholder may bring one guest. In order that seating may be equitably allocated, a stockholder wishing to bring more than one guest must write to the Corporate Secretary in advance of the meeting and receive written concurrence. Those unable to attend may request from the Corporate Secretary a copy of the report of the proceedings of the meeting.


                       PROPOSAL 1 -- ELECTION OF DIRECTORS

     A Board of nine directors is to be elected at the Annual Meeting, each director so elected to hold office for a term of one year and until the election and qualification of a successor. All directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Company's By-Laws authorize the Board of Directors from time to time to determine the number of its members. Vacancies in unexpired terms and any additional positions created by board action are filled by action of the existing Board of Directors.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES:

     WAYNE T. HOCKMEYER, PH.D.

     Dr. Hockmeyer (age 54) founded the Company in April 1988 as President and Chief Executive Officer and was elected to serve on the Board of Directors in May 1988. He became Chairman of the Board of Directors in May 1993. From 1986 to 1988, Dr. Hockmeyer served as Vice President, Research and Development, of Praxis Biologics, Inc. From 1980 to 1986, Dr. Hockmeyer served as Chairman, Department of Immunology, Walter Reed Army Institute of Research. Dr. Hockmeyer is a member of the Maryland Economic Development Commission, a member of the Board of Directors of Digene Corporation, serves on the Advisory Board of the University of Maryland Biotechnology Institute, is a member of Board of Advisors of the Institute of Human Virology, is a Member of the Board of Directors of the High Technology Council of Maryland, is Chairman of the Maryland Bioscience Alliance and a member of the University of Maryland University College Graduate School Advisory Board, Executive Programs. Dr. Hockmeyer received a Bachelor of Science degree from Purdue University and a doctorate from the University of Florida.

     MELVIN D. BOOTH

     Mr. Booth (age 54) joined the Company in October 1998 as President and Chief Operating Officer and was elected to serve on the Board of Directors in November 1998. Prior to joining the Company, he was President, Chief Operating Officer and a member of the Board of Directors of Human Genome Sci-
     ences, Inc. from July 1995 until October 1998. Prior to this time, Mr. Booth was employed at Syntex Corporation from 1975 to 1995, where he held a variety of positions, including President of Syntex Laboratories, Inc. from 1993 to 1995 and Vice President of Syntex Corporation from 1992 to 1995. From 1992 to 1993, he served as the President of Syntex Pharmaceuticals Pacific. From 1991 to 1992, he served as an area Vice President of Syntex, Inc. From 1986 to 1991, he served as the President of Syntex, Inc., Canada. Mr. Booth is a past Chairman of the Pharmaceutical Manufacturers Association of Canada and currently is a member of the Board of Directors of Neoprobe Corporation. Mr. Booth graduated from Northwest Missouri State University and holds a Certified Public Accountant Certificate.

     DAVID M. MOTT

     Mr. Mott (age 33) joined the Company in April 1992 as Vice President, with responsibility for business development, strategic planning and investor relations. In 1994, Mr. Mott assumed additional responsibility for the medical and regulatory groups, and in March 1995 was appointed Executive Vice President and Chief Financial Officer. In November 1995, Mr. Mott was appointed to the position of President and Chief Operating Officer and was elected to the Board of Directors. In October 1998, Mr. Mott was appointed Vice Chairman and Chief Financial Officer. Prior to joining the Company, he was a Vice President in the Health Care Investment Banking Group at Smith Barney, Harris Upham & Co., Inc. At Smith Barney, where he was employed from July 1986 to April 1992, Mr. Mott's activities included public and private equity and debt financings as well as merger and acquisition work for biotechnology, healthcare services, and medical product and device companies. Mr. Mott is a member of the Board of Directors of Conceptis Technologies. He holds a Bachelor of Arts degree in economics and government from Dartmouth College.

     FRANKLIN H. TOP, JR., M.D.

     Dr. Top (age 63) joined the Company in June 1988 as Executive Vice President. He was elected to the Board of Directors in July 1988 and became the Company's Medical Director in 1990. From 1987 to 1988, Dr. Top served as Senior Vice President for Clinical and Regulatory Affairs at Praxis. Prior to 1987, Dr. Top served for 22 years in the U.S. Army Medical Research and Development Command, where he was appointed Director, Walter Reed Army Institute of Research in 1983. Dr. Top holds a doctorate of medicine cum laude and a Bachelor of Science degree in biochemistry from Yale University.

     M. JAMES BARRETT, PH.D.

     Dr. Barrett (age 56) has been a director of the Company since 1988 and is the Chairman, Chief Executive Officer and a director of Sensors for Medicine and Science, Inc. From July 1987 to September 1996, he was Chief Executive Officer and a director of Genetic Therapy, Inc. From 1982 to July 1987, Dr. Barrett served as President of Life Technologies, Inc. and its predecessor, Bethesda Research Laboratories, Inc. Prior to 1982, he was employed at SmithKline Beecham Corporation for 13 years, where he held a variety of positions, including President of its In Vitro Diagnostic Division and President of SmithKline Clinical Laboratories. Dr. Barrett holds a doctorate in biochemistry from the University of Tennessee and a master's degree in business administration from the University of Santa Clara.

     JAMES H. CAVANAUGH, PH.D.

     Dr. Cavanaugh (age 62) has been a director of the Company since September 1990 and has been President of HealthCare Ventures L.L.C. since 1989. Prior thereto, Dr. Cavanaugh served as President of SmithKline and French Laboratories U.S., Inc., from March 1985 to February 1989 and as President of SmithKline Clinical Laboratories from 1981 to 1985. Prior thereto, Dr. Cavanaugh was the President of Allergan International, a specialty eye care company. Dr. Cavanaugh also serves as a member of the Board of Directors of Human Genome Sciences, Inc., 3-Dimensional Pharmaceuticals, Inc., Shire Pharmaceuticals Group PLC, LeukoSite, Inc., and Diversa Corp. Prior to his industry experience, Dr. Cavanaugh was Deputy Assistant to the President for Domestic Affairs and Deputy Chief of the White House Staff. Before his White House tour, he served as Deputy Assistant Secretary for Health and Scientific Affairs in the U.S. Department of Health, Education and Welfare and as Special Assistant to the Surgeon General of the U.S. Public Health Service. In addition to serving on the boards of directors of several health care and biotechnology companies, Dr. Cavanaugh currently serves on the Board of Trustees of the National Committee for Quality Health Care (Chairman, 1988) and as Trustee Emeritus of the California College of Medicine. He has served on the Board of Directors of the Pharmaceutical Manufacturers Association, Unihealth America, and the Proprietary Association. He was a Founding Director of the Marine National Bank in Santa Ana, California. Dr. Cavanaugh holds a doctorate and a master's degree from the University of Iowa and a Bachelor of Science degree from Fairleigh Dickinson University.

     BARBARA HACKMAN FRANKLIN

     Ms. Franklin (age 59) has been a director of the Company since November 1995 and, since January 1995, has served as the President and Chief Executive Officer of Barbara Franklin Enterprises, a private international consulting and investment firm in Washington, D.C. Between January 1993 and January 1995, Ms. Franklin was a lecturer and served as a director of various corporations and organizations. Previously, Ms. Franklin served as the 29th U.S. Secretary of Commerce. She has also served as an Alternate Representative to the United Nations General Assembly and was appointed to four terms on the President's Advisory Council for Trade Policy and Negotiations. Ms. Franklin founded Franklin Associates, an internationally recognized consulting firm, and served as its President from 1984 through 1992, was Senior Fellow of the Wharton School of the University of Pennsylvania (1979-1988), one of the original Commissioners of the U.S. Consumer Product Safety Commission (1973-1979) and a staff assistant to the President, creating the first White House effort to recruit women for high level government jobs (1971-1973). Ms. Franklin currently serves on the board of directors of Aetna Inc., The Dow Chemical Company, AMP Inc., and Milacron, Inc. She has been a director of the Nasdaq Stock Market, Inc. and the American Institute of CPA's. Ms. Franklin graduated from The Pennsylvania State University and received a master's degree in business administration from Harvard University.

     LAWRENCE C. HOFF

     Mr. Hoff (age 70) has been a director of the Company since April 1991. In 1990, Mr. Hoff retired as President and Chief Operating Officer of the Upjohn Company. Mr. Hoff joined Upjohn in 1950 as a pharmaceutical sales representative. He was appointed Vice President for Domestic Pharmaceutical marketing in 1969. In 1973, Mr. Hoff was elected to the Board of Directors of Upjohn and the following year became Vice President and General Manager of Domestic Pharmaceutical Operations. He was promoted to Executive Vice President in 1977, was named President in 1984, and President and Chief Operating Officer in 1987. Mr. Hoff was elected to the Board of Directors of the Pharmaceutical Manufacturers Association ("PMA") in 1984. He was elected Chairman-elect of the PMA in 1986 and Chairman in 1987. Mr. Hoff currently serves on the board of directors of Curative Health Systems, Inc. He graduated from Stanford University and has received honorary degrees from the Massachusetts College of Pharmacy and Allied Health Sciences and from Kalamazoo College.

     GORDON S. MACKLIN

     Mr. Macklin (age 70) has been a director of the Company since July 1994. Mr. Macklin served as Chairman of the White River Corporation from 1994 to June 1998, and as President and Chief Executive Officer from January to June 1998. From 1987 through 1992, he was Chairman of Hambrecht and Quist Group, an investment banking and venture capital firm. Previously, Mr. Macklin was President of the National Association of Securities Dealers, Inc. from 1970 through 1987. He also served as Chairman of National Clearing Corporation (1970 to 1975) and as a partner and member of the Executive Committee of McDonald & Company Securities, Inc. where he was employed from 1950 through 1970. Mr. Macklin serves on the Board of Directors of Fund American Enterprises Holdings, Inc., MCI WorldCom, Inc., Martek Biosciences Corporation, Spacehab, Inc., Real 3D, and director, trustee or managing general partner, as the case may be, of 49 of the investment companies in the Franklin Templeton Group of Funds.


THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Meetings

     During 1998, the Board of Directors met seven times, and all directors attended more than 75% of the meetings of the Board.

Committees of the Board

     Committees of the Board of Directors consist of the Audit Committee, the Compensation and Stock Committee and the Executive Committee. Information concerning the committees is set forth below. All directors attended more than 75% of the meetings of the Board Committees on which they served, except Mr. Hoff who was unable to attend one meeting of the Audit Committee.

     The Audit Committee oversees the performance, and reviews the scope, of the audit performed by the Company's independent accountants. The Audit Committee also reviews audit plans and procedures, changes in accounting policies and the use of the independent accountants for non-audit services. The Audit Committee consists of Mr. Hoff (Chairman), Dr. Barrett, Ms. Franklin and Mr. Macklin. During 1998, the Audit Committee met three times.

     The Compensation and Stock Committee determines the compensation and benefits of all officers of the Company and establishes general policies relating to compensation and benefits of employees of the Company. The
Compensation and Stock Committee is also responsible for administering the Company's 1991 Stock Option Plan (the "1991 Plan") in accordance with the terms and conditions set forth therein. The Compensation and Stock Committee consists of Dr. Cavanaugh (Chairman), Dr. Barrett, Ms. Franklin, Mr. Macklin and Mr. Hoff, with Dr. Hockmeyer serving as a non-voting ex officio member. During 1998, the Compensation and Stock Committee met six times.

     The Executive Committee is responsible for all matters which arise between regular meetings of the Board of Directors to the extent permitted by applicable law. The Executive Committee consists of Dr. Hockmeyer (Chairman), Dr. Barrett, Dr. Cavanaugh and Mr. Macklin. During 1998, the Executive Committee met once.

        COMPENSATION AND STOCK COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation of the Company's executives is subject to review and approval by the Compensation and Stock Committee (the "Committee") of the Company's Board of Directors. The Committee consists of five outside directors (James H. Cavanaugh, Ph.D. (Chairman), M. James Barrett, Ph.D., Barbara Hackman Franklin, Lawrence C. Hoff and Gordon S. Macklin) and the Chairman and Chief Executive Officer of the Company (Wayne T. Hockmeyer, Ph.D.), who serves as a non-voting ex officio member.

     In determining the 1998 compensation to be paid to the Company's executive officers, the Committee employed compensation policies designed to align such compensation with the interests of the Company's stockholders and to relate it to overall corporate performance. These policies are intended to attract and retain executives whose abilities are critical to the long-term success of the Company, to support a performance-oriented environment that rewards achievement of internal corporate goals and to reward executives for the enhancement of stockholder value.

     The components of the compensation of each executive officer, including the Chief Executive Officer, are base salary, cash bonus awards and stock option grants, as described below:

          Base salaries of the executive officers are targeted to be within the competitive range among biotechnology companies similar in size to the Company. The Committee utilizes the annual survey report of approximately 400 biotechnology companies prepared by a leading compensation consulting firm for this purpose. The base salaries of the executive officers are subject to certain minimums set forth in individual employment agreements.

          Cash bonuses are designed to provide annual incentives based on individual performance in achieving the Company's annual business goals. For 1998, these goals included expanding the market presence and sales of the Company's FDA-approved products, further advancing the development, manufacture and marketing of new therapeutic and vaccine products and continuing to recruit and train the Company's scientific, marketing and manufacturing teams. The Committee makes the determination as to bonus awards at the end of each year based on the subjective evaluation of the contributions of each executive officer towards the achievement of the Company's annual business goals.

          Stock option grants are intended to provide the most meaningful component of executive compensation. Stock options provide compensation in a manner that is intrinsically related to long-term stockholder value because options have value only to the extent of share appreciation from date of grant. Stock options granted by the Company generally become exercisable in 25% annual increments beginning on the first anniversary of the date of grant and remain exercisable for 10 years from the date of grant unless the optionee's employment with the Company is terminated.

     The Committee believes that periodic stock option grants are appropriate, particularly in view of the absence of a Company-sponsored long-term incentive or pension plan. Periodic awards of stock options are granted to executives at the discretion of the Committee, based on an individual's contribution toward achieving the Company's strategic and product development goals. These goals include: developing product candidates with significant potential for commercialization; driving product candidates through the research, development, regulatory approval, manufacturing and commercialization process; and establishing strategic alliances with corporate partners and research institutions to leverage the Company's resources and to expand its research and development pipeline. The Committee also takes into account the number of stock options previously granted.

     The Compensation and Stock Committee based the 1998 compensation of the Chief Executive Officer and the Company's other executive officers on the policies described above. The base salaries of the Chief Executive Officer and the Company's other executive officers generally increased in 1998 commensurate with their increased responsibilities and the growth in scope of the Company's operations. The 1998 cash bonuses paid to the executive officers, including the Chief Executive Officer, were based on the achievement during the year of individual productivity and performance goals consistent with the Company's annual business goals. In January 1998, new stock option grants were made to the executive officers, including the Chief Executive Officer. These stock option grants were made by the Committee as part of the program of making periodic stock option grants to executive officers, with the number of stock options granted to each officer determined on the basis of such officer's contribution toward achieving the Company's 1997 strategic and product development goals, as described above. See "Executive Compensation."

     A federal tax law disallows corporate deductibility for certain compensation paid in excess of $1 million to the chief executive officer and the four other most highly paid executive officers of publicly held companies. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation provided certain stockholder approval and other requirements are met. The Company believes that the stock options granted in 1998 and prior years satisfied the requirements of federal tax law and thus compensation recognized in connection with such awards should be fully deductible. It is the Company's intention to make efforts to maximize deductibility of compensation paid to its officers under such law. During 1998, the Company did not exceed the $1 million deductibility cap with respect to any officer covered by such law.



                                        James H. Cavanaugh, Ph.D., Chairman
                                        M. James Barrett, Ph.D.
                                        Barbara Hackman Franklin
                                        Lawrence C. Hoff
                                        Gordon S. Macklin
                                        Wayne T. Hockmeyer, Ph.D., ex officio

COMPENSATION AND STOCK COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dr. Hockmeyer, the Company's Chairman and Chief Executive Officer, is a non-voting ex officio member of the Compensation and Stock Committee.


EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes the compensation paid by the Company to its Chief Executive Officer and the Company's six most highly compensated executive officers other than the Chief Executive Officer (collectively, the "Named Executive Officers") for the last three years.

                                                                                                LONG-TERM
                                                          ANNUAL COMPENSATION                  COMPENSATION
                                            -----------------------------------------------   -------------
                                                                            OTHER ANNUAL          OPTION
   NAME AND PRINCIPAL POSITION      YEAR     SALARY ($)     BONUS ($)     COMPENSATION ($)      AWARDS (#)
--------------------------------   ------   ------------   -----------   ------------------   -------------
Wayne T. Hockmeyer .............   1998       435,000        350,000               --            240,000
 Chairman and CEO                  1997       353,333        225,000               --            240,000
                                   1996       313,939        120,000               --            150,000

Melvin D. Booth (1) ............   1998       103,034        250,000               --            500,000
 President and COO

David M. Mott ..................   1998       358,668        250,000               --            200,000
 Vice Chairman and CFO             1997       271,504        200,000               --            200,000
                                   1996       240,933        100,000               --             70,000

Franklin H. Top, Jr. ...........   1998       239,680        150,000               --             80,000
 Executive Vice President          1997       210,806        100,000               --             60,000
 and Medical Director              1996       196,289         50,000               --             60,000

David P. Wright ................   1998       242,680        200,000               --             80,000
 Executive Vice President,         1997       229,833        100,000               --             60,000
 Sales and Marketing               1996       222,767         40,000               --             60,000

James F. Young .................   1998       239,513        150,000               --            150,000
 Executive Vice President,         1997       208,907        100,000               --             60,000
 Research & Development            1996       189,565         40,000               --             60,000

Bogdan Dziurzynski (2) .........   1998       206,500        150,000           16,500             80,000
 Senior Vice President,            1997       183,499        100,000           16,501            160,000
 Regulatory Affairs                1996       178,975         40,000           10,644             60,000
 and Quality Assurance

----------
(1)  Hired in October 1998.
(2) Mr. Dziurzynski's other compensation consisted of a forgiven loan and tuition expense reimbursement in 1998 and 1997, and a forgiven loan and relocation expense reimbursement in 1996.

Option Grants in Fiscal 1998

     The following table sets forth information relating to the grant of stock options by the Company during 1998 to the Named Executive Officers.

                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                           AT ASSUMED ANNUAL RATES
                                                                                         OF STOCK PRICE APPRECIATION
                                                   INDIVIDUAL GRANTS                         FOR OPTION TERM (1)
                                 -----------------------------------------------------   ---------------------------
                                                 % OF TOTAL
                                   NUMBER OF       OPTIONS
                                  SECURITIES     GRANTED TO     EXERCISE
                                  UNDERLYING      EMPLOYEES     OR BASE
                                    OPTIONS       IN FISCAL      PRICE      EXPIRATION
             NAME                   (#)(2)          1998         ($/SH)        DATE          5%($)         10%($)
------------------------------   ------------   ------------   ---------   -----------   ------------   ------------
Wayne T. Hockmeyer ...........      240,000          9.96%        22.19      1/29/08       3,354,674      8,466,559
Melvin D. Booth ..............      500,000         20.74%        33.00      10/5/08      10,395,000     26,235,000
David M. Mott ................      200,000          8.30%        22.19      1/29/08       2,795,562      7,055,466
Franklin H. Top, Jr. .........       80,000          3.32%        22.19      1/29/08       1,118,225      2,822,186
David P. Wright ..............       80,000          3.32%        22.19      1/29/08       1,118,225      2,822,186
James F. Young ...............      150,000          6.22%        22.19      1/29/08       2,096,672      5,291,600
Bogdan Dziurzynski ...........       80,000          3.32%        22.19      1/29/08       1,118,225      2,822,186

----------
(1) The indicated dollar amounts are the result of calculations based on the exercise price of each option and assume five and ten percent appreciation rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2) Granted options become exercisable in 25% annual increments beginning on the first anniversary of the date of grant.


Aggregated Option Exercises in 1998 and Fiscal Year-End Values

     The following table sets forth information relating to the exercise of stock options by the Named Executive Officers during 1998, the number of shares covered by stock options held by them at December 31, 1998, and also shows the value of their "in-the-money" options (market price of the Company's stock less the exercise price) at that date.

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                          OPTIONS HELD AT             IN-THE-MONEY OPTIONS AT
                             SHARES                                    DECEMBER 31, 1998 (#)           DECEMBER 31, 1998 ($)
                            ACQUIRED               VALUE         ---------------------------------- ----------------------------
             NAME          ON EXERCISE (#)        REALIZED ($)       EXERCISABLE     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------ -----------------    ----------------   ------------------ --------------- ------------- --------------
Wayne T. Hockmeyer ...... 210,000                 6,122,312            315,000         515,000       12,537,735     18,264,155
Melvin D. Booth .........       -                         -                  -         500,000                -      8,359,500
David M. Mott ........... 500,000                15,054,361            267,578         435,000       11,482,437     15,492,265
Franklin H. Top, Jr. ....       -                         -            404,372         167,500       17,929,468      5,929,848
David P. Wright ......... 294,322                 8,697,660             64,154         155,000        2,711,835      5,352,110
James F. Young ..........  40,720 (1)             1,059,306 (1)        246,792 (2)     237,500       12,053,158      7,857,088
Bogdan Dziurzynski ......  70,000                 1,690,422             51,250         211,250        2,168,099      7,386,329


----------
(1) Excludes transfer of beneficial interest in 59,400 acquired shares pursuant to a qualified domestic relations order.

(2) Excludes 36,320 shares that are subject to a qualified domestic relations order.

Employment Agreements

     The Company has entered into employment agreements (the "Agreements") with Dr. Hockmeyer, Mr. Booth, Mr. Mott, Dr. Top, Mr. Wright, Dr. Young and Mr. Dziurzynski dated as of November 1, 1998. The Agreements provide that these executives will serve the Company in the respective offices listed in the Summary Compensation Table for a term of two years (such period subject to extension, with consent of the executives), for one or more one-year periods by resolution adopted by the Compensation and Stock Committee, subject to earlier termination as provided in the Agreements. The Agreements set forth the minimum base salary of each executive during the term of the Agreements ($450,000 for Dr. Hockmeyer, $425,000 for Mr. Booth, $375,000 for Mr. Mott, $245,000 for Dr. Top, $245,000 for Mr. Wright, $245,000 for Dr. Young and $210,000 for Mr. Dziurzynski), with such base salary to be reviewed for possible increase each year by the Committee. Under the Agreements, each executive (i) will have an opportunity to earn an annual cash bonus based upon pre-determined performance standards of the Company, (ii) will be entitled to participate in such employee benefit and fringe benefit plans or programs as are made available from time to time to similarly situated executives of the Company and (iii) will be eligible for the grant of stock options, as determined in the sole discretion of the Committee.

     The Agreements include provisions that are effective upon the termination of employment of the executive under certain circumstances. In the event that such a termination by the Company constitutes a "termination without cause" (as defined in the Agreements), he will be entitled to (i) accrued but unpaid compensation and benefits, (ii) continued payment of base salary plus a pro rata bonus amount for a period of two years (or one year in the cases of Dr. Top, Mr. Wright, Dr. Young and Mr. Dziurzynski) and (iii) continued benefit coverage for two years (or one year in the cases of Dr. Top, Mr. Wright, Dr. Young and Mr. Dziurzynski). In the event that the executive resigns or his termination of employment constitutes a "termination for cause" (as defined in the Agreements), he will be entitled to accrued but unpaid compensation and benefits. In the event the executive is terminated on account of death or "disability" (as defined in the Agreements), he will be entitled to (i) accrued but unpaid compensation and benefits, (ii) a lump-sum payment equal to one year of base salary and (iii) in the case of "disability," continuation of medical benefit coverage for one year.

     In the event of the termination of employment of the executive constitutes a "termination without cause," or a resignation for "good reason," following a "change in control" of the Company (such terms as defined in the Agreements), he will be entitled to (i) accrued but unpaid compensation and benefits (ii) a lump sum payment equal to his base salary (as in effect immediately prior to such termination) plus a pro rata bonus amount for three years (or two years in the cases of Dr. Top, Mr. Wright, Dr. Young and Mr. Dziurzynski) as set forth in the Agreements, discounted to present value from the dates such payments would be made if paid on a semi-monthly basis and (iii) continuation of the medical benefits coverage for a period of three years (or two years in the cases of Dr. Top, Mr. Wright, Dr. Young and Mr. Dziurzynski). In the event that Dr. Hockmeyer's, Mr. Booth's or Mr. Mott's termination of employment constitutes a "termination without cause" or a resignation for "good reason" within six months following a "change in control" of the Company, such executives shall retain the right to exercise any options to purchase shares of the Company's stock until the earlier of (a) three years following the date of such termination or (b) the expiration of the original full term of each such option. Dr. Hockmeyer's Agreement also provides for lifetime continuation of Company-provided medical and dental coverage as in effect from time to time for officers of the Company, which coverage shall not be affected by any termination of employment at any time for any reason.

     Upon a "change in control" of the Company, all options to purchase Company stock held by Dr. Hockmeyer, Mr. Booth and Mr. Mott shall become fully vested and exercisable. In the event that any payment under the Agreements constitutes an excess parachute payment under Section 280G of the Internal Revenue Code (the "Code"), the executive will be entitled to additional gross-up payments such that the net amount retained by the executive after deduction of any excise taxes and all other taxes on the gross-up payments shall be equal to the net amount that would have been retained from the initial payments under the Agreements.

     The Agreements include certain restrictive covenants for the benefit of the Company relating to non-disclosure by the executives of the Company's confidential business information, the Company's right to inventions and intellectual property, nonsolicitation of the Company's employees and customers and noncompetition by the executives with the Company's business. In the event that, subsequent to termination of employment, the executives breach any of the restrictive covenants or directly or indirectly make any adverse public statements or disclosures with respect to the business or securities of the Company, all payments and benefits to which the executives may otherwise be due under the Agreements shall immediately terminate and be forfeited.

Director Compensation

     Other than Dr. Barrett, Ms. Franklin and Messrs. Hoff and Macklin, directors receive no cash compensation for their services to the Company as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors. As compensation for serving on the Board, Dr. Barrett, Ms. Franklin, and Messrs. Hoff and Macklin receive an annual retainer of $10,000, a fee of $2,500 per Board meeting attended in person plus expenses and a fee of $1,000 for participating in a telephonic Board meeting. For attendance at meetings of Board committees held on days when the Board does not meet, such directors receive $1,000 per meeting attended in person plus expenses and $500 for participating by telephone. Directors may also be compensated for special assignments delegated by the Board of Directors. The Company also has a Non-Employee Directors Stock Option Plan pursuant to which options for 20,000 shares are granted to each non-employee director, upon commencement of service on the Board, and options for 10,000 shares are granted to each non-employee director on June 30 of each year of continued service on the Board.


CERTAIN TRANSACTIONS

     In 1998, the Company entered into a loan agreement with Melvin D. Booth, President and Chief Operating Officer, through which Mr. Booth borrowed $100,000 from the Company. This loan bears interest at a rate of 5.06% per annum and is payable in three annual installments of principal and interest. As long as Mr. Booth remains employed by the Company, annual payments of principal and interest will be forgiven by the Company. In the event that Mr. Booth is terminated "without cause" as defined in his employment agreement, all sums outstanding will be forgiven.

PERFORMANCE GRAPH

     Set forth below is a line graph based on monthly data comparing the Company's cumulative total shareholder return (as measured by dividing the difference between the Company's share price at the beginning and the end of the measurement period by the share price at the beginning of the measurement period) with (i) the cumulative total return of The Nasdaq Stock Market (U.S.) Index and (ii) the cumulative total return of the Nasdaq Pharmaceutical Stocks Index. The Company has selected the Nasdaq Pharmaceutical Stocks Index as the appropriate published industry index for this comparison, as this Index is comprised of 260 companies, of which a large majority are biotechnology companies.


           COMPARISON OF 1994-1998 CUMMULATIVE SHAREHOLDER RETURN (1)
                               PERFORMANCE CHART

                              Jan-94         Jul-94         Jan-95         Jul-95         Jan-96         Jul-96
Medimmune                     100.00         79.55          31.82          130.69         181.82         154.55
Nasdaq Pharmaceutical         100.00         71.19          75.26           94.77         138.04         139.53
NASDAQ(U.S.)                  100.00         91.32          97.75          121.91         138.26         156.51

                              Jan-97         Jul-97         Jan-98         Jul-98         Dec-98
Medimmune                     154.55         168.18         389.78         567.06         903.98
Nasdaq Pharmaceutical         138.47         141.97         142.98         145.67         183.02
NASDAQ(U.S.)                  170.02         190.27         208.58         251.12         293.21

                 PROPOSAL 2 - APPROVAL OF 1999 STOCK OPTION PLAN

     Stock options have been an integral part of the Company's incentive compensation program since the formation of the Company. The Board believes that the stockholders have benefited from employee stock options over the years as options have enabled the Company to attract and retain employees who enhance the value of the Company and align the interests of employees with those of stockholders through increased employee ownership of the Company. The Company's existing employee stock option plan was adopted in 1991 (the "1991 Plan") and expires by its terms in two years. The 1991 Plan contains limitations on flexibility that the Board no longer considers necessary (e.g., a total prohibition on transferability of stock options and the requirement that options could only be granted to existing rather than prospective employees, consultants and certain others). Furthermore, as of March 31, 1999, only 2,882 shares remain available for the grant of options under the 1991 Plan. Accordingly, the Board has adopted a new stock option plan (the "1999 Plan") which would become effective upon approval by the Company's stockholders. The following is a general description of the 1999 Plan, and is qualified in its entirety by the full text of the 1999 Plan, which is attached to this Proxy Statement as Exhibit A.

     Plan Description. The purpose of the 1999 Plan is to advance the interests of the Company and its stockholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the Company depends for the successful conduct of its business, and to encourage and enable such persons to acquire a proprietary interest in the Company. The 1999 Plan allows for the grant of "incentive stock options" qualified under section 422 of the Code, and for the grant of nonqualified stock options.

     A total of 2,750,000 shares of the Company's common stock ("Common Stock") have been reserved for issuance pursuant to options under the 1999 Plan. The shares of Common Stock to be issued will be made available from authorized but unissued shares or shares held in the Company's treasury. Shares of Common Stock that have been exercised will not again be available for an option grant. However, if an option terminates for any reason without being wholly exercised, the number of shares to which the option termination relates will again be made available for an option grant under the 1999 Plan. In the event of certain corporate reorganizations, recapitalizations, or other specified corporate transactions affecting the Company or the Common Stock, the 1999 Plan permits proportionate adjustments to the number and kinds of shares subject to options and the exercise price of options.

     The 1999 Plan will be administered by the Compensation and Stock Committee of the Board. To the extent the Board deems it necessary or advisable, each Committee member will meet the definition of a "nonemployee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 ("Rule 16b-3") and of an "outside director" under section 162(m) of the Code. Subject to the limitations set forth in the 1999 Plan, the Committee has the authority to determine the persons to whom options are granted, the time at which options will be granted, the number of shares subject to an option, the exercise price of an option, the time or times at which the options will become vested and exercisable, and the duration of the option. The Committee will have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of option grants, subject to such limitations as the Committee shall determine. However, no such authority may be delegated with respect to options to be awarded to any member of the Board or any optionee whom the Committee determines may be subject to Rule 16b-3 or section 162(m) of the Code. Furthermore, option grants to nonemployee members of the Board of the Company must be approved by the Board. With respect to awards to such members of the Board, all rights, powers and authorities vested in the Committee under the 1999 Plan must instead be exercised by the Board.

     All employees, officers, directors, consultants and advisors of the Company or any subsidiary (and any prospective employee, officer, director, consultant or advisor) are eligible to be granted options under the 1999 Plan, as selected from time to time by the Committee. However, only persons who are employees of the Company are eligible to be granted an incentive stock option under the Code.

     The exercise price of an option shall be determined by the Committee, provided that the exercise price per share may not be less than 100% of the fair market value of a share of Common Stock on the date of grant. The aggregate value of Common Stock (determined at the time of grant) that may be subject to incentive stock options that become exercisable by any one employee in any one year is limited to $100,000 by section 422 of the Code. For purposes of the tax deduction requirements of section 162(m) of the Code, the maximum number of shares of Common Stock that may be subject to all stock options granted under the 1999 Plan to any optionee during any one calendar year will be 1,000,000, subject to adjustment in the event of certain corporate reorganizations, recapitalizations or other specified corporate transactions. The maximum term of options granted under the 1999 Plan is ten years from the date of grant.

     Options will become vested and exercisable in the manner and subject to the conditions approved by the Committee for individual grants and set forth in stock option agreements. However, the Committee, in its sole discretion, may accelerate the vesting and exercisability of any option at any time, including upon a change in control of the Company. Unless otherwise provided by the Committee, in the event of an optionee's death or disability, outstanding options that have become exercisable will remain exercisable for a period of one year. In the case of any other termination of employment, unless otherwise provided by the Committee, outstanding options that have previously become vested will remain exercisable for a period of three months, except for a termination for "cause" (as defined in the 1999 Plan), in which case all unexercised options will be immediately forfeited.

     An option may be exercised in whole or in part at any time following vesting during the term of the option by written notice to the Company, together with payment of the aggregate exercise price of the option and any required withholding tax. Such payment shall be made in cash or, at the Committee's discretion, in Common Stock or in another form of payment permitted under the 1999 Plan. All options shall be nontransferable except upon death by the optionee's will or the laws of descent and distribution and, in the case of nonqualified stock options only, to family members of the optionee, as may be approved by the Committee in accordance with the terms of the 1999 Plan.

     The 1999 Plan has a term of ten years, subject to earlier termination by the Board. The Board may at any time and from time to time and in any respect, amend or modify the Plan. Solely to the extent deemed necessary or advisable by the Board, for purposes of complying with sections 422 or 162(m) of the Code or rules of any securities exchange or for any other reason, the Board may seek the approval of any such amendment by the stockholders. The Committee is not permitted to reduce the exercise price of stock options previously granted or increase the number of shares issuable pursuant to the 1999 Plan without obtaining the approval of the Company's stockholders.

     Federal Income Tax Consequences. The following is a general description of federal income tax consequences to optionees and the Company relating to stock options granted under the 1999 Plan. This discussion does not purport to cover all tax consequences relating to the optionees or the Company.

     An optionee will not generally recognize income upon the grant of a nonqualified stock option to purchase shares of Common Stock. Upon exercise of the option, the optionee will generally recognize ordinary compensation income equal to the excess of the fair market value for such shares over the exercise price. The tax basis of the shares of Common Stock in the hands of the optionee will equal the exercise price paid for the shares plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the shares for capital gains purposes will commence on the day the option is exercised. An optionee who sells any of such shares of Common Stock will recognize capital gain or loss measured by the difference between the tax basis of the shares and the amount realized on the sale. The Company will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

     An optionee will not generally recognize income upon the grant of an incentive stock option to purchase shares of Common Stock and will not generally recognize income upon exercise of the option, provided the optionee is an employee of the Company or a subsidiary at all times from the date of grant until three months prior to exercise. However, the amount by which the fair market value of the shares of Common Stock on the date of exercise exceeds the exercise price will be includable for purposes of determining any alternative minimum taxable income of an optionee. Where an optionee who has exercised an incentive stock option sells the shares of Common Stock acquired upon exercise more than two years after the grant date and more than one year after exercise, capital gain or loss will be recognized equal to the difference between the sales price and the exercise price. An optionee who sells such shares of Common Stock within two years after the grant date or within one year after exercise will recognize ordinary compensation income in an amount equal to the lesser of the difference between (a) the exercise price and the fair market value of such shares on the date of exercise, or (b) the exercise price and the sales proceeds. Any remaining gain or loss will be treated as a capital gain or loss. The Company will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the optionee in this case. The deduction will be allowable at the same time the optionee recognizes the income.

     Compensation of persons who are Named Executive Officers of the Company is subject to the tax deduction limits of section 162(m) of the Code. Stock option compensation that qualifies as "performance-based compensation" is exempt from section 162(m), thus allowing the Company the full tax deduction otherwise permitted for such compensation. If approved by the Company's stockholders, the 1999 Plan will enable the Committee to grant stock options that will be exempt from the deduction limits of section 162(m) of the Code.

     1991 Plan and New Plan Benefits. During 1998, stock options were granted under the 1991 Plan to the Named Executive Officers as set forth in the table on page 9 entitled "Option Grants in Fiscal 1998." The Committee granted stock options during 1998 under the 1991 Plan for 1,330,000 shares to all executive officers as a group at an average weighted exercise price of $26.25 per share and 1,080,600 shares to other employees as a group at an average weighted exercise price of $28.59 per share. The Committee has not yet made any determinations as to grants of stock options under the 1999 Plan.

     The closing price of the Common Stock on the Nasdaq Stock Market on March 31, 1999 was $59.188 per share.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE MEDIMMUNE, INC. 1999 STOCK OPTION PLAN.


                PROPOSAL 3 - APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee recommended and the Board of Directors approved the appointment of PricewaterhouseCoopers L.L.P. as independent auditors for fiscal 1999, subject to stockholder approval and ratification. The Audit Committee, in arriving at its recommendation to the Board, reviewed the performance of PricewaterhouseCoopers L.L.P. in prior years as well as the firm's reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PricewaterhouseCoopers L.L.P. in these respects.

     PricewaterhouseCoopers L.L.P. has served as the Company's independent auditor since the Company's inception. Representatives of PricewaterhouseCoopers L.L.P. will be present at the stockholders' meeting and will have the opportunity to make such statements as they may desire. They will also be available to respond to appropriate questions from the stockholders present.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS L.L.P. AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR 1999.

                               SECURITY OWNERSHIP


PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information at January 31, 1999 regarding the beneficial ownership of Common Stock of each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, each of the directors of the Company, each of the Named Executive Officers and all Named Executive Officers and directors of the Company as a group.


                                                                                 BENEFICIAL OWNERSHIP
                                                                             -----------------------------
                                   NAME                                       NUMBER OF SHARES     PERCENT
--------------------------------------------------------------------------   ------------------   --------
BB Biotech AG ............................................................        7,786,000          14.2
 Vordergasse 3
 8200 Schaffhausen
 CH/Switzerland
FMR Corp. ................................................................        6,946,940          12.7
 82 Devonshire Street
 Boston, Massachusetts 02109
The Equitable Companies Incorporated(1) ..................................        4,629,168           8.3
 787 Seventh Avenue
 New York, New York 10019
Investor AB ..............................................................        3,238,000           5.9
 S-103 32
 Stockholm, Sweden
Wayne T. Hockmeyer, Ph.D.(2) .............................................          492,500            *
David M. Mott(2) .........................................................          385,078            *
Franklin H. Top, Jr., M.D.(2) ............................................          698,838           1.3
M. James Barrett, Ph.D.(2) ...............................................           35,000            *
James H. Cavanaugh, Ph.D.(3) .............................................           57,476            *
Barbara Hackman Franklin(2) ..............................................           34,500            *
Lawrence C. Hoff(2) ......................................................           10,400            *
Gordon S. Macklin(2) .....................................................           85,000            *
David P. Wright(2) .......................................................          100,654            *
James F. Young, Ph.D.(2) .................................................          402,610            *
Bogdan Dziurzynski(2) ....................................................           87,500            *
All executive officers and directors as a group (12 persons)(2)(3) .......        2,389,556           4.2

----------
*    Less than one percent.

(1) Includes 802,846 shares of Common Stock issuable upon conversion of 7% Convertible Notes due 2003 of MedImmune, Inc. beneficially owned by The Equitable Companies Incorporated.

(2) Includes shares of Common Stock issuable upon exercise of options vesting prior to April 2, 1999 as follows: Dr. Hockmeyer, 492,500 shares: Dr. Barrett, 35,000 shares; Ms. Franklin, 32,500 shares; Mr. Hoff, 10,000 shares; Mr. Macklin, 55,000 shares; Mr. Mott, 385,078 shares; Dr. Top, 466,872 shares; Mr. Wright 100,654 shares; Dr. Young, 358,258 shares; Mr. Dziurzynski, 49,620 shares; and all executive officers and directors as a group, 1,985,482 shares.

(3) Includes 29,530 shares owned directly by Dr. Cavanaugh and 27,946 shares owned by a partnership of which Dr. Cavanaugh is a general partner.

                                  OTHER MATTERS

     The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. Other business may properly come before the meeting and, in that event, it is the intention of the Proxy Committee to vote as recommended by the Company.


PROXY SOLICITATION

     The cost of the solicitation of proxies will be borne by the Company. The Company will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company expects to solicit proxies primarily by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by facsimile, or by mail. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. MacKenzie Partners, Inc. will solicit proxies by personal interview, telephone, facsimile, and mail. It is anticipated that the fee for those services will not exceed $3,000 plus reimbursement of customary out-of-pocket expenses.


DEADLINE FOR SUBMISSION OF STOCKHOLDER
PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than December 1, 1999.

     The Company's Annual Report to Stockholders, including the Company's audited financial statements for the year ended December 31, 1998, is being mailed herewith to all stockholders of record.

     ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.


                                        By Order of the Board of Directors,

                                        /s/ Carol A. Iorio

                                        Carol A. Iorio
                                        Corporate Secretary



35 West Watkins Mill Road
Gaithersburg, Maryland 20878
April 16, 1999

                                                                       EXHIBIT A







--------------------------------------------------------------------------------






                                MEDIMMUNE, INC.
                             1999 STOCK OPTION PLAN






--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

Article I. PURPOSE ........................................................  A-3
Article II. DEFINITIONS ...................................................  A-3
Article III. ELIGIBILITY ..................................................  A-4
Article IV. ADMINISTRATION ................................................  A-4
 Section 4.1 Committee Members ............................................  A-4
 Section 4.2 Committee Authority ..........................................  A-4
 Section 4.3 Delegation of Authority ......................................  A-5
 Section 4.4 Grants to Non-Employee Members of the Board ..................  A-5
Article V.  SHARES OF STOCK SUBJECT TO PLAN ...............................  A-5
 Section 5.1 Number of Shares .............................................  A-5
 Section 5.2 Adjustments ..................................................  A-5
Article VI. OPTIONS .......................................................  A-6
 Section 6.1 Grant of Option ..............................................  A-6
 Section 6.2 Maximum Limit ................................................  A-6
 Section 6.3 Option Price .................................................  A-6
 Section 6.4 Vesting; Term of Option ......................................  A-6
 Section 6.5 Option Exercise; Withholding .................................  A-6
 Section 6.6 Limited Transferability of Option ............................  A-7
 Section 6.7 Cancellation, Substitution and Amendment of Options ..........  A-7
Article VII. ADDITIONAL RULES FOR ISOs ....................................  A-8
 Section 7.1 Annual Limits ................................................  A-8
 Section 7.2 Termination of Employment ....................................  A-8
 Section 7.3 Other Terms and Conditions; Nontransferability ...............  A-8
 Section 7.4 Disqualifying Dispositions ...................................  A-8
Article VIII. TERMINATION OF SERVICE ......................................  A-8
 Section 8.1 Death ........................................................  A-8
 Section 8.2 Disability ...................................................  A-9
 Section 8.3 Termination for Cause ........................................  A-9
 Section 8.4 Other Termination of Service .................................  A-9
Article IX. STOCK CERTIFICATES ............................................  A-9
 Section 9.1 Issuance of Certificates .....................................  A-9
 Section 9.2 Conditions ................................................... A-10
 Section 9.3 Legends ...................................................... A-10
Article X. EFFECTIVE DATE, TERMINATION AND AMENDMENT ...................... A-10
 Section 10.1 Effective Date; Stockholder Approval ........................ A-10
 Section 10.2 Termination ................................................. A-10
 Section 10.3 Amendment ................................................... A-10
Article XI. MISCELLANEOUS ................................................. A-11
 Section 11.1 Employment or Other Service ................................. A-11
 Section 11.2 Rights as Stockholder ....................................... A-11
 Section 11.3 Other Compensation and Benefit Plans ........................ A-11
 Section 11.4 Plan Binding on Successors .................................. A-11
 Section 11.6 Severability ................................................ A-11
 Section 11.7 Governing Law ............................................... A-11

                                MEDIMMUNE, INC.

                             1999 STOCK OPTION PLAN



                                   ARTICLE I

                                    PURPOSE

     This MedImmune, Inc. 1999 Stock Option Plan is intended to advance the interests of the Company and its stockholders by attracting, retaining and motivating key personnel of the Company upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business, and to encourage and enable such persons to acquire a proprietary interest in the Company by ownership of its stock. Options granted under the Plan may either be "incentive stock options" intended to qualify as such under the Internal Revenue Code, or "nonqualified stock options," which are not intended to so qualify.


                                  ARTICLE II

                                  DEFINITIONS

          (a) "Board" means the Board of Directors of the Company.

          (b) "Code" means the Internal Revenue Code of 1986, as amended.

          (c) "Common Stock" means the Company's Common Stock, par value $.01 per share.

          (d) "Committee" means the Compensation and Stock Committee of the Board or any other committee of the Board appointed by the Board to administer the Plan from time to time.

          (e) "Company" means MedImmune, Inc., a Delaware corporation.

          (f) "Date of Grant" means the date on which an Option becomes effective in accordance with Section 6.1 hereof.

          (g) "Eligible Person" means any person who is an employee, officer, member of the Board, consultant or advisor of the Company or any Subsidiary, or any person who is determined by the Committee to be a prospective employee, officer, member of the Board, consultant or advisor of the Company or any Subsidiary.

          (h) "Employee" means any person who is an employee of the Company or any Subsidiary; provided, however, that with respect to Incentive Stock Options, "Employee" means any person who is considered an employee of the Company or any Subsidiary for purposes of Treasury Regulation (section)1.421-7(h).

          (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (j) "Fair Market Value" of a share of Common Stock as of a given date means the closing sales price of the Common Stock on the Nasdaq Stock Market, Inc. on the trading day immediately preceding the date as of which Fair Market Value is to be determined or, in the absence of any reported sales of Common Stock on such date, on the first preceding date on which any such sale shall have been reported. If Common Stock is not listed on the Nasdaq Stock Market, Inc. on the date as of which Fair Market Value is to be determined, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate.

          (k) "Incentive Stock Option" means a stock option granted under the Plan that is intended to meet the requirements of section 422 of the Code and the regulations promulgated thereunder.

          (l) "Nonqualified Stock Option" means a stock option granted under the Plan that is not an Incentive Stock Option.

          (m) "Option" means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan.

          (n) "Optionee" means an Eligible Person to whom an Option has been granted, which Option has not expired, under the Plan.

          (o) "Option Price" means the price at which each share of Common Stock subject to an Option may be purchased, determined in accordance with
     Section 6.3 hereof.

          (p) "Plan" means this MedImmune, Inc. 1999 Stock Option Plan.

          (q) "Stock Option Agreement" means an agreement between the Company and an Optionee under which the Optionee may purchase Common Stock under the Plan.

          (r) "Subsidiary" means a subsidiary corporation of the Company, within the meaning of section 424(f) of the Code.


                                   ARTICLE III

                                   ELIGIBILITY

     All Eligible Persons are eligible to receive a grant of an Option under the Plan. The Committee shall, in its sole discretion, determine and designate from time to time those Eligible Persons who are to be granted an Option.


                                   ARTICLE IV

                                 ADMINISTRATION

     Section 4.1 Committee Members. The Plan shall be administered by a Committee comprised of no fewer than two persons selected by the Board. Solely to the extent deemed necessary or advisable by the Board, each Committee member shall meet the definition of a "nonemployee director" for purposes of such Rule 16b-3 under the Exchange Act and of an "outside director" under section 162(m) of the Code. The Board shall also have the authority to exercise the powers and duties of the Committee under the Plan.

     Section 4.2 Committee Authority. Subject to the express provisions of the Plan, the Committee shall have the authority, in its discretion, to determine the Eligible Persons to whom an Option shall be granted, the time or times at which an Option shall be granted, the number of shares of Common Stock subject to each Option, the Option Price of the shares subject to each Option and the time or times when each Option shall become exercisable and the duration of the exercise period. Subject to the express provisions of the Plan, the Committee shall also have discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the provisions of each Stock Option Agreement, and to make all the determinations necessary or advisable in the administration of the Plan. All such actions and determinations by the Committee shall be conclusively binding for all purposes and upon all persons. No Committee member shall be liable for any action or determination made in good faith with respect to the Plan, any Option or any Stock Option Agreement entered into hereunder.

     Section 4.3 Delegation of Authority. The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Options awarded under the Plan, subject to such limitations as the Committee shall determine; provided, however, that no such authority may be delegated with respect to Options awarded to any Optionee who the Committee determines may be subject to Rule 16b-3 under the Exchange Act or section 162(m) of the Code.

     Section 4.4 Grants to Non-Employee Members of the Board. Awards of Options to non-employee members of the Board under the Plan shall be approved by the Board. With respect to awards to such directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board for such purpose.


                                    ARTICLE V

                         SHARES OF STOCK SUBJECT TO PLAN

     Section 5.1 Number of Shares. Subject to adjustment pursuant to the provisions of Section 5.2 hereof, the maximum aggregate number of shares of Common Stock which may be issued and sold hereunder shall be 2,750,000 shares. Shares of Common Stock issued and sold under the Plan may be either authorized but unissued shares or shares held in the Company's treasury. The number of shares of Common Stock reserved for issuance under the Plan shall at no time be less than the maximum number of shares which may be purchased at any time pursuant to outstanding options. Shares of Common Stock covered by an Option that shall have been exercised shall not again be available for an Option grant. If an Option shall terminate or expire for any reason without being wholly exercised, the number of shares to which such Option termination or expiration relates shall again be available for grant hereunder.

     Section 5.2 Adjustments. In the event that the number of shares of Common Stock of the Company shall be increased or decreased through reclassification, combination of shares, stock split or the payment of a stock dividend, or otherwise, then (i) the number of shares of Common Stock currently subject to Options and the Option Prices of such Options, (ii) the maximum aggregate number and kind of shares of Common Stock that may be issued and sold under the Plan, and (iii) the maximum number of shares that may be subject to Options granted to any Optionee during any one calendar year, shall be proportionately adjusted to reflect such increase or decrease.

     In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock of the Company, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, whether by reason of merger, consolidation or otherwise, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment to (i) the number and kind of shares of Common Stock currently subject to Options and the Option Prices or terms of such Options, (ii) the maximum aggregate number and kind of shares of Common Stock that may be issued and sold under the Plan, and (iii) the maximum number of shares of Common Stock that may be subject to Options granted to any Optionee during any one calendar year, such adjustments shall be made in the manner that the Committee shall deem to be equitable and appropriate. In no event may any such change be made to an Incentive Stock Option which would constitute a "modification" within the meaning of section 424(h)(3) of the Code without the consent of any affected Optionee. In the event of any merger, consolidation, reorganization or similar corporate event in which shares of the Common Stock are to be exchanged for payment of cash (the "Cash Consideration"), the Committee may, in its discretion, (i) make equitable adjustments as provided above, or (ii) cancel any outstanding Option in exchange for payment in cash, if any, equal to the excess of the Cash Consideration for the shares underlying such Option over the Option Price for such shares.


                                   ARTICLE VI

                                     OPTIONS

     Section 6.1 Grant of Option. An Option may be granted to any Eligible Person selected by the Committee. The grant of an Option shall first be effective upon the date it is approved by the Committee, except to the extent the Committee shall specify a later date upon which the grant of an Option shall first be effective. Each Option shall be designated, at the discretion of the Committee, as an Incentive Stock Option or a Nonqualified Stock Option; provided, however, that Incentive Stock Options may only be granted to Eligible Persons who are Employees of the Company. The Company and the Optionee shall execute a Stock Option Agreement which shall set forth such terms and conditions of the Option as may be determined by the Committee to be consistent with the Plan, and which may include additional provisions and restrictions that are not inconsistent with the Plan.

     Section 6.2 Maximum Limit. Notwithstanding anything elsewhere in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Options granted to any Optionee during any one calendar year shall be 1,000,000 shares, subject to adjustment as provided in Section 5.2 hereof.

     Section 6.3 Option Price. The Option Price shall be determined by the Committee; provided, however, that the Option Price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant.

     Section 6.4 Vesting; Term of Option. An Option shall vest and become exercisable in the manner and subject to such conditions provided by the Committee and set forth in the Stock Option Agreement. The Committee, in its sole discretion, may accelerate the exercisability of any Option at any time. The period during which a vested Option may be exercised shall be determined by the Committee, subject to a maximum term of ten years from the Date of Grant and such other limitations as may apply upon the termination of an Optionee's employment or other service or as otherwise specified by the Committee in the Stock Option Agreement.

     Section 6.5 Option Exercise; Withholding. Subject to such terms and conditions as shall be specified in a Stock Option Agreement, an Option may be exercised in whole or in part at any time, with respect to whole shares only, within the period permitted for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option with respect to a specified number of shares delivered to the Company at its principal office, and payment in full to the Company at said office of the amount of the Option Price for the number of shares of the Common Stock with respect to which the Option is then being exercised. Payment of the Option Price shall be made (i) in cash or by cash equivalent, (ii) at the discretion of the Committee, in Common Stock that has been held by the Optionee for at least six months (or such other period as the Committee may deem appropriate for purposes of applicable accounting rules), valued at the Fair Market Value of such shares determined on the date of exercise, (iii) at the discretion of the Committee, by a delivery of a notice that the Optionee has placed a market sell order (or similar instruction) with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option Price (conditioned upon the payment of such net proceeds), (iv) at the discretion of the Committee, by a combination of the methods described above, or (v) by such other method as may be approved by the Committee and set forth in the Stock Option Agreement. In addition to and at the time of payment of the Option Price, the Optionee shall pay to the Company the full amount of all federal and state withholding and other employment taxes required to be withheld in connection with such exercise, in any manner consistent with the foregoing that is approved by the Committee and set forth in the Stock Option Agreement.

     Section 6.6 Limited Transferability of Option. All Options shall be nontransferable except (i) upon the Optionee's death, by the Optionee's will or the laws of descent and distribution or (ii) in the case Nonqualified Stock Options only, on a case-by-case basis as may be approved by the Committee in its discretion, in accordance with the terms provided below. A Stock Option Agreement for a Nonqualified Stock Option may provide that the Optionee shall be permitted to, during his or her lifetime and subject to the prior approval of the Committee at the time of proposed transfer, transfer all or part of the Option to the Optionee's family member (as defined in the Stock Option Agreement in a manner consistent with the requirements for the Form S-8 registration statement, if applicable). Any such transfer shall be subject to the condition that it is made by the Optionee for estate planning, tax planning or donative purposes, and no consideration (other than nominal consideration) is received by the Optionee therefor. The transfer of a Nonqualified Stock Option may be subject to such other terms and conditions as the Committee may in its discretion impose from time to time, including a condition that the portion of the Option to be transferred be vested and exercisable by the Optionee at the time of the transfer. Subsequent transfers of an Option shall be prohibited other than by will or the laws of descent and distribution upon the death of the transferee.

     Section 6.7 Cancellation, Substitution and Amendment of Options. The Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected Optionees, (i) the cancellation of any or all outstanding Options and the grant in substitution therefor of new Options covering the same or different numbers of shares of Common Stock and having an Option Price which may be the same as or different than the Option Price of the cancelled Options or (ii) the amendment of the terms of any and all outstanding Options; provided, however, that the Committee shall not, without the approval of the Company's stockholders, cause the cancellation, substitution or amendment of Options that would have the effect of reducing the exercise price of Options previously granted under the Plan, other than as permitted by
Section 5.2 hereof.


                                   ARTICLE VII

                            ADDITIONAL RULES FOR ISO

     Section 7.1 Annual Limits. No Incentive Stock Option shall be granted to an Optionee as a result of which the aggregate Fair Market Value (determined as of the date of grant) of the stock with respect to which "incentive stock options" are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company, any Subsidiary, or any parent corporation, would exceed the maximum amount permitted under section 422(d) of the Code. This limitation shall be applied by taking options into account in the order in which granted.

     Section 7.2 Termination of Employment. An Incentive Stock Option may provide that such Option may be exercised not later than three months following termination of employment of the Optionee with the Company and all Subsidiaries, subject to special rules relating to death and disability, as and to the extent determined by the Committee to be consistent with the requirements of section 422 of the Code and Treasury Regulations thereunder.

     Section 7.3 Other Terms and Conditions; Nontransferability. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of this Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an "incentive stock option" under section 422 of the Code. Such terms shall include, if applicable, limitations on Incentive Stock Options granted to ten-percent owners of the Company as determined under sections 422(b)(6) and 424(d) of the Code. A Stock Option Agreement for an Incentive Stock Option may provide that such Option shall be treated as a Nonqualified Stock Option to the extent that certain requirements applicable to "incentive stock options" under the Code shall not be satisfied. An Incentive Stock Option shall by its terms be nontransferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of an Optionee only by such Optionee.

     Section 7.4 Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Optionee upon exercise, the Optionee shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.


                                  ARTICLE VIII

                             TERMINATION OF SERVICE

     Section 8.1 Death. Unless otherwise provided by the Committee and set forth in the Stock Option Agreement, if an Optionee shall die at any time after the Date of Grant and while he is an Eligible Person, the executor or administrator of the estate of the decedent, or the person or persons to whom an


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Option shall have been validly transferred in accordance with Section 6.6 hereof pursuant to will or the laws of descent and distribution, shall have the right, during the period ending one year after the date of the Optionee's death (subject to the term of the Option), to exercise the Optionee's Option to the extent that it was exercisable at the date of the Optionee's death and shall not have been previously exercised. The Committee may determine at or after grant to make any portion of the Optionee's Option that is not exercisable at the date of death immediately vested and exercisable.

     Section 8.2 Disability. Unless otherwise provided by the Committee and set forth in the Stock Option Agreement, if an Optionee's employment or other service with the Company or any Subsidiary shall be terminated as a result of permanent and total disability (within the meaning of section 22(e)(3) of the
Code) at any time after the Date of Grant and while the Optionee is an Eligible Person, the Optionee (or in the case of an Optionee who is legally incapacitated, his guardian or legal representative) shall have the right, during a period ending one year after the date of his disability (subject to the term of the Option), to exercise an Option to the extent that it was exercisable at the date of such termination of employment or other service and shall not have been exercised. The Committee may determine at or after grant to make any portion of the Optionee's Option that is not exercisable at the date of termination of employment or other service due to disability immediately vested and exercisable.

     Section 8.3 Termination for Cause. Unless otherwise provided by the Committee and set forth in the Stock Option Agreement, if an Optionee's employment or other service with the Company or any Subsidiary shall be terminated for cause, the Optionee's right to exercise any unexercised portion of an Option shall immediately terminate and all rights thereunder shall cease. For purposes of this Section 8.3, termination for "cause" shall include, but not be limited to, embezzlement or misappropriation of corporate funds, any acts of dishonesty resulting in conviction for a felony, misconduct resulting in material injury to the Company or any Subsidiary, significant activities harmful to the reputation of the Company or any Subsidiary, a significant violation of Company or Subsidiary policy, willful refusal to perform, or substantial disregard of, the duties properly assigned to the Optionee, or a significant violation of any contractual, statutory or common law duty of loyalty to the Company or any Subsidiary. Notwithstanding the foregoing, in the event an Optionee is party to an employment (or similar) agreement with the Company or any Subsidiary that defines the term "cause," such definition shall apply for purpose of the Plan. The Committee shall have the power to determine whether the Optionee has been terminated for cause and the date upon which such termination for cause occurs. Any such determination shall be final, conclusive and binding upon the Optionee.

     Section 8.4 Other Termination of Service. Unless otherwise provided by the Committee and set forth in the Stock Option Agreement, if an Optionee's employment or other service with the Company or any Subsidiary shall be terminated for any reason other than death, permanent and total disability or termination for cause, the Optionee shall have the right, during the period ending three months after such termination (subject to the term of the Option), to exercise an Option to the extent that it was exercisable at the date of such termination and shall not have been exercised. For purposes of this Section 8.4, an Optionee shall not be considered to have terminated employment or other service with the Company or any Subsidiary until the expiration of the period of any military, sick leave or other bona fide leave of absence, up to a maximum period of 90 days (or such greater period during which the Optionee is guaranteed reemployment either by statute or contract).


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                                   ARTICLE IX

                               STOCK CERTIFICATES

     Section 9.1 Issuance of Certificates. Subject to Section 9.2 hereof, the Company shall issue a stock certificate in the name of the Optionee (or other person exercising the Option in accordance with the provisions of the Plan) for the shares of Common Stock purchased by exercise of an Option as soon as practicable after due exercise and payment of the aggregate Option Price for such shares. A separate stock certificate or separate stock certificates shall be issued for any shares of Common Stock purchased pursuant to the exercise of an Option that is an Incentive Stock Option, which certificate or certificates shall not include any shares of Common Stock that were purchased pursuant to the exercise of an Option that is a Nonqualified Stock Option.

     Section 9.2 Conditions. The Company shall not be required to issue or deliver any certificate for shares of Common Stock purchased upon the exercise of any Option granted hereunder or any portion thereof prior to fulfillment of all of the following conditions:

          (i) the completion of any registration or other qualification of such shares, under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Committee shall in its sole discretion deem necessary or advisable;

          (ii) the obtaining of any approval or other clearance from any federal or state governmental agency which the Committee shall in its sole discretion determine to be necessary or advisable;

          (iii) the lapse of such reasonable period of time following the exercise of the Option as the Committee from time to time may establish for reasons of administrative convenience;

          (iv) satisfaction by the Optionee of all applicable withholding taxes or other withholding liabilities; and

          (v) if required by the Committee, in its sole discretion, the receipt by the Company from an Optionee of (i) a representation in writing that the shares of Common Stock received upon exercise of an Option are being acquired for investment and not with a view to distribution and (ii) such other representations and warranties as are deemed necessary by counsel to the Company.

     Section 9.3 Legends. The Company reserves the right to legend any certificate for shares of Common Stock, conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.


                                    ARTICLE X

                    EFFECTIVE DATE, TERMINATION AND AMENDMENT

     Section 10.1 Effective Date; Stockholder Approval. The Plan shall become effective on the date of its approval by the stockholders of the Company, which approval shall be obtained within 12 months after the adoption of the Plan by the Board.


                                      A-10

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     Section 10.2 Termination.  The Plan shall terminate on the date immediately preceding the tenth anniversary of the date the Plan is adopted by the Board. The Board may, in its sole discretion and at any earlier date, terminate the Plan. Notwithstanding the foregoing, no termination of the Plan shall in any manner affect any Option theretofore granted without the consent of the Optionee or the permitted transferee of the Option.

     Section 10.3 Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan. Solely to the extent deemed necessary or advisable by the Board, for purposes of complying with sections 422 or 162(m) of the Code or rules of any securities exchange or for any other reason, the Board may seek the approval of any such amendment by the Company's stockholders. Notwithstanding the foregoing, no amendment or modification of the Plan shall in any manner affect any Option theretofore granted without the consent of the Optionee or the permitted transferee of the Option.


                                   ARTICLE XI

                                  MISCELLANEOUS

     Section 11.1 Employment or Other Service. Nothing in the Plan, in the grant of any Option or in any Stock Option Agreement shall confer upon any Eligible
Person the right to continue in the capacity in which he is employed by or otherwise provides services to the Company or any Subsidiary. Notwithstanding anything contained in the Plan to the contrary, unless otherwise provided in a Stock Option Agreement, no Option shall be affected by any change of duties or position of the Optionee (including a transfer to or from the Company or any Subsidiary), so long as such Optionee continues to be an Eligible Person.

     Section 11.2 Rights as Stockholder. An Optionee or the permitted transferee of an Option shall have no rights as a stockholder with respect to any shares subject to such Option prior to the purchase of such shares by exercise of such Option as provided herein. Nothing contained herein or in the Stock Option Agreement relating to any Option shall create an obligation on the part of the Company to repurchase any shares of Common Stock purchased hereunder.

     Section 11.3 Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by an Optionee as a result of the exercise of an Option or the sale of shares received upon such exercise shall not constitute compensation with respect to which any other employee benefits of such Optionee are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board or the Committee or provided by the terms of such plan.

     Section 11.4 Plan Binding on Successors. The Plan shall be binding upon the
Company,   its  successors  and  assigns,   and  the  Optionee,   his  executor,
administrator and permitted transferees.

     Section 11.5 Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.


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     Section 11.6 Severability. If any provision of the Plan or any Stock Option
Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

     Section 11.7 Governing Law. The validity and construction of this Plan and of the Stock Option Agreements shall be governed by the laws of the State of Delaware.






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                         [MEDIMMUNE, INC. LOGO OMITTED]



                                 MEDIMMUNE, INC.














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          35 West Watkins Mill Road      Gaithersburg, Maryland 20878
                         301-417-0770 Fax: 301-527-4200